EXHIBIT 15.2

April 30, 2021

The Board of Directors and Shareholders of
PacifiCorp
825 N.E. Multnomah Street
Portland, Oregon 97232

We are aware that our report dated April 30, 2021, on our review of the interim financial information of PacifiCorp and subsidiaries appearing in this Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, is incorporated by reference in Registration Statement No. 333-249044 on Form S-3.

/s/ Deloitte & Touche LLP

Portland, Oregon